FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542

Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President ir@belf.com

Bel Reports Record Fourth Quarter and Full Year 2014 Net Sales

JERSEY CITY, NJ, Thursday, February 19, 2015 -- Bel Fuse Inc. (NASDAQ: BELFA and NASDAQ: BELFB) today announced preliminary financial results for the fourth quarter and full year 2014.

Fourth Quarter and 2014 Highlights
●	Fourth quarter net sales increased 63.3% to a record $148.7 million as compared with $91.0 million for the fourth quarter of 2013.
●	Fourth quarter GAAP net earnings per share--"EPS"--was $0.16 per Class A share and $0.17 per Class B share as compared with GAAP EPS of $0.61 per Class A share and $0.65 per Class B share last year.
●	Fourth quarter non-GAAP EPS was $0.41 per Class A share and $0.44 per Class B share as compared with non-GAAP EPS of $0.63 per Class A share and $0.67 per Class B share last year.
●	Full year 2014 net sales increased 39.5% to a record $487.1 million as compared with $349.2 million last year.
●	Full year 2014 GAAP EPS was $0.73 per Class A share and $0.79 per Class B share as compared with GAAP EPS of $1.32 per Class A share and $1.41 per Class B share last year.
●	Full year 2014 non-GAAP EPS was $1.59 per Class A share and $1.70 per Class B share as compared with non-GAAP net earnings of $1.40 per Class A share and $1.49 per Class B share last year.

Non-GAAP financial measures, such as non-GAAP EPS, exclude the impact of special items, such as acquisition-related costs, restructuring charges and certain other one-time items.  Please refer to the financial statements included with this press release for a reconciliation of GAAP financial measures to non-GAAP financial measures.  All results included in this release include the results of the Power Solutions and Connectivity Solutions acquisitions from the respective acquisition dates through December 31, 2014.
The fourth quarter and full year 2014 were impacted by the following special items (net of taxes and in thousands except per share amounts):

	Fourth Quarter	Full Year
	2014	2014

Restructuring charges	$303	$1,184
Acquisition related costs	1,270	4,568
Step up of inventories, net from acquisitions	890	4,063
Information technology migration costs	636	636
Total special items	$3,099	$10,451

Total EPS impact - Class A shares	$0.25	$0.86
Total EPS impact - Class B shares	$0.27	$0.91

CEO Comments
Daniel Bernstein, Bel's President and CEO, said, "Bel's record revenue for the fourth quarter and full year 2014 was driven primarily by our recent acquisitions, as we continue to implement our plan to grow the Company through acquisitions.  Our revenue has increased from $286.6 million for 2012, to $349.2 million for 2013, to $487.1 million for full year 2014.  On a pro forma basis, had we acquired both Power Solutions and Connectivity Solutions on January 1, 2014, our full year 2014 net sales would have been $629.1 million.

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Bel Reports Record Fourth Quarter and Full Year 2014 Net Sales
February 19, 2015
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"Revenue for the fourth quarter of 2014 included $44.5 million from Power Solutions, which we acquired in June 2014 from ABB, and $19.5 million from Connectivity Solutions, which we acquired in July and August 2014 from Emerson, the "2014 acquisitions". For full year 2014, Power Solutions contributed revenue of $100.8 million, and Connectivity Solutions generated revenue of $33.5 million.
"Higher revenue drove an increase in operating profitability on a non-GAAP basis, despite increased selling, general and administrative expenses associated with the acquisitions of Power Solutions and Connectivity Solutions.  On a non-GAAP basis, fourth quarter 2014 operating income increased 5.5% to $7.7 million compared to $7.3 million for the fourth quarter of 2013; for the year, non-GAAP operating income increased 82.0% to $30.4 million compared to $16.7 million for 2013.
"We achieved the approximately $5 million in annual cost savings we aimed for during 2014, and are now pursuing a variety of opportunities to further reduce costs and enhance efficiency in the new year.  We also made significant progress in our quality improvement programs at our Power Solutions business in China, including the addition of a new General Manager and Corporate and Far East Quality Directors.  These quality gains are critical as we strive to restore key customer relationships that had been allowed to atrophy by the business's previous owner.  Power Solutions has recently been approved to bid on contracts with several important former customers, and we believe the business is on track for higher sales beginning later this year as products currently in the design stage are brought into production.
"Last month we completed the sale of Power Solutions' Network Power Systems division for approximately $10 million.  We used the net proceeds to reduce debt in January 2015 in accordance with the provisions of our credit agreement.  This divestiture will allow us to focus exclusively on Power Solutions' core product groups--Front End, Industrial and Board Mounted Power--as we work to develop Bel's global power business.
"Our integration of the former Emerson Network Power Connectivity Solutions business, now  Connectivity Solutions, into Bel has continued as planned. Our focus on maintaining operational continuity during the initial transition has been effective with no noticeable drop off in service or quality to our customers. We have now completed the consolidation of our Fibreco and Gigacom Interconnect businesses out of Great Dunmow, UK and Gothenburg, Sweden into the newly acquired Connectivity Solutions facility in Chelmsford, UK. These operations were transferred without disruption to our customers and will provide both opportunities for cost savings and better operational efficiencies in our Chelmsford facility. We have now also completed the transition of critical IT resources from the Emerson shared facility to a third-party service center. In parallel we've expanded the group to support the broader Information Technology needs of Bel. Finally we've completed critical steps in the integration of the former Connectivity Solutions Sales and Marketing team with the Cinch Connector business now combining resources and coordinating customer support efforts as Cinch Connectivity Solutions."

Fourth Quarter 2014 Results
Net sales increased 63.3% to $148.7 million compared to $91.0 million for the fourth quarter of 2013.  Excluding the $64.0 million increase in net sales from the 2014 acquisitions, net sales decreased by $8.8 million as a result of lower sales volume in Bel's DC/DC converters, integrated modules and Cinch products, partially offset by a $1.7 million increase in sales in custom modules.
Operating income decreased to $2.8 million compared to operating income for the fourth quarter of 2013 of $7.1 million.  Non-GAAP operating income increased to $7.7 million compared to non-GAAP operating income for the fourth quarter of 2013 of $7.3 million, reflecting the incremental contributions of the 2014 acquisitions.  Depreciation and amortization expense increased to $7.1 million for the fourth quarter of 2014 from $3.7 million for the fourth quarter of 2013, due to additional depreciation and amortization expense on the fair value step-ups of tangible and intangible assets associated with the 2014 acquisitions.  In addition to the higher depreciation and amortization expense, operating income as a percentage of sales was lower in the fourth quarter of 2014 as compared to the fourth quarter of 2013 due to a higher SG&A structure in the Connectivity Solutions business.  The Company implemented a restructuring program related to the U.S. sales team during the fourth quarter of 2014 to better align the overall selling costs with the new combined revenue base.

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Bel Reports Record Fourth Quarter and 2014 Net Sales
February 19, 2015
Page Three

Interest expense was $1.9 million as compared with $0.1 million in the prior year, primarily due to the interest on borrowings used to fund the 2014 acquisitions.
Net earnings for the fourth quarter of 2014 were $2.0 million compared to net earnings for the fourth quarter of 2013 of $7.4 million.  Non-GAAP net earnings for the fourth quarter of 2014 decreased to $5.1 million compared to non-GAAP net earnings for the fourth quarter of 2013 of $7.6 million.

Full Year 2014 Results
Net sales increased 39.5% to $487.1 million compared to $349.2 million for 2013. Excluding the $134.3 increase in net sales from the 2014 acquisitions, net sales increased by $18.3 million primarily due to higher sales volume of custom modules, integrated modules and passive connector products, as well as a full year of net sales associated with TRP (acquired in March 2013) and Array (acquired in August 2013).  These increases were heavily offset by a $15.1 million decline in sales of DC/DC converter products, discrete magnetics and Cinch products.
Operating income decreased to $14.1 million compared to operating income of $15.0 million in 2013.  Non-GAAP operating income increased to $30.4 million compared to non-GAAP operating income of $16.7 million for 2013, reflecting the incremental contributions of the 2013 and 2014 acquisitions.  Depreciation and amortization expense amounted to $19.7 million for the full year of 2014 as compared to $12.4 million for 2013.
Interest expense for 2014 was $4.0 million, as compared with interest expense of $0.2 million in the prior year primarily due to the interest on borrowings used to fund the 2014 acquisitions.
Net earnings for 2014 were $9.1 million compared to net earnings of $15.9 million for 2013.  Non-GAAP net earnings increased to $19.5 million for 2014, compared to non-GAAP net earnings for 2013 of $16.9 million.

Balance Sheet Data
As of December 31, 2014 Bel had working capital of $188.9 million, including cash and cash equivalents of $77.1 million, a current ratio of 2.6-to-1, and total debt obligations under our credit facility of $232.6 million.  In comparison, at December 31, 2013, Bel reported working capital of $137.2 million, including cash and cash equivalents of $62.1 million, a current ratio of 3.0 to 1, and total debt obligations under our former revolving credit facility of $12.0 million.  The increase in debt primarily reflects borrowings that were used to fund the 2014 acquisitions.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate, dial (720) 545 0088, conference ID #54522569.  A simultaneous webcast of the conference call may be accessed online from the Events and Presentations link of the Investors page under the "About Bel" tab at www.BelFuse.com.  The webcast replay will be available for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537 3406, conference ID #54522569 after 2:00 p.m. EST.

About Bel
Bel (www.belfuse.com) is primarily engaged in the design, manufacture, and sale of products used in aerospace, data transmission, military, transportation, and consumer electronics.  Bel's product groups include Magnetic Solutions (discrete components, power transformers and MagJack® connectors with integrated magnetics), Power Solutions and Protection (AC-DC power supplies, DC-DC converters, custom designs, miniature, micro, surface mount and resettable fuses) and Connectivity Solutions (micro, circular, filtered D Sub, fiber optic, RF connectors, microwave components, passive jacks, plugs and cable assemblies).  The Company operates facilities around the world.

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Bel Reports Record Fourth Quarter and 2014 Net Sales
February 19, 2015
Page Four

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding potential sales growth, opportunities to reduce costs and enhance efficiency in the future, efforts to renew customer relationships with former Power Solutions customers, and benefits arising from the consolidation of Bel's Fibreco and Gigacom Interconnect businesses) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

Non-GAAP Financial Measures
The non‑GAAP measures presented in this press release and supplementary information are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non‑GAAP measures may not be comparable to other similarly‑titled captions of other companies due to differences in the method of calculation.

Website Information
We routinely post important information for investors on our website, www.belfuse.com, in the "Investor Relations" section. We use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

(tables attached)
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BEL FUSE INC.
Supplementary Information(1)
Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Sales	$148,650	$91,016	$487,076	$349,189
Cost of sales	120,781	73,106	399,100	286,888

Gross profit	27,869	17,910	87,976	62,301
As a % of sales	18.7%	19.7%	18.1%	17.8%

Selling, general and administrative expenses	24,576	10,826	72,051	45,867
As a % of sales	16.5%	11.9%	14.8%	13.1%
Restructuring charges	466	--	1,832	1,387

Income from operations	2,827	7,084	14,093	15,047
As a % of sales	1.9%	7.8%	2.9%	4.3%

Interest expense	(1,854)	(81)	(3,978)	(156)

Interest income and other, net	155	(12)	276	274

Earnings before tax provision (benefit)	1,128	6,991	10,391	15,165

Income tax provision (benefit)	(892)	(407)	1,296	(743)
Effective tax rate	-79.1%	-5.8%	12.5%	-4.9%

Net earnings available to common stockholders	$2,020	$7,398	$9,095	$15,908
As a % of sales	1.4%	8.1%	1.9%	4.6%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175	2,175	2,175	2,175
Class B common shares - basic and diluted	9,703	9,295	9,491	9,240

Net earnings per common share:
Class A common shares - basic and diluted	$0.16	$0.61	$0.73	$1.32
Class B common shares - basic and diluted	$0.17	$0.65	$0.79	$1.41

(1) The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

Bel Fuse Inc.
Supplementary Information(1)
Condensed Consolidated Balance Sheets
(in thousands) (unaudited)

	December 31,
	2014	2013
Assets

Current assets:
Cash and cash equivalents	$77,138	$62,123
Accounts receivable, net	99,605	63,849
Inventories, net	113,630	70,019
Other current assets	20,283	8,164

Total current assets	310,656	204,155

Property, plant and equipment, net	70,661	40,896
Goodwill and other intangible assets, net	213,201	47,962
Other assets	41,634	15,128

Total assets	$636,152	$308,141

Liabilities and Stockholders' Equity

Current liabilities:
Short-term borrowings and notes payable	$13,943	$12,739
Accounts payable	61,926	29,518
Other current liabilities	45,934	24,724

Total current liabilities	121,803	66,981

Long-term debt	219,187	--
Other liabilities	70,284	12,458

Total liabilities	411,274	79,439

Stockholders' equity	224,878	228,702

Total liabilities and stockholders' equity	$636,152	$308,141

(1) The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission. Prior period amounts have been restated to reflect immaterial adjustments previously reported during the measurement period related to the 2013 acquisitions as if all such adjustments had been recognized on the dates of acquisition.

Bel Fuse Inc.
Supplementary Information(1)
Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	As Reported	Special	As Adjusted	As Reported	Special	As Adjusted
	GAAP	Items(2)	Non-GAAP(3)	GAAP	Items(2)	Non-GAAP(3)

Sales	$148,650	--	$148,650	$91,016	--	$91,016
Cost of sales	120,781	(1,309)	119,472	73,106	--	73,106
Gross profit	27,869	1,309	29,178	17,910	--	17,910
As a % of sales	18.7%		19.6%	19.7%		19.7%

Selling, general and administrative expenses	24,576	(3,100)	21,476	10,826	(214)	10,612
As a % of sales	16.5%		14.4%	11.9%		11.7%
Restructuring charges	466	(466)	--	-	--	--
Income from operations	2,827	4,875	7,702	7,084	214	7,298
As a % of sales	1.9%		5.2%	7.8%		8.0%

Interest expense	(1,854)	--	(1,854)	(81)	--	(81)
Interest income and other, net	155	--	155	(12)	--	(12)
Earnings before tax provision (benefit)	1,128	4,875	6,003	6,991	214	7,205

Income tax provision (benefit)	(892)	1,776	884	(407)	48	(359)
Effective tax rate	-79.1%		14.7%	-5.8%		-5.0%
Net earnings available to common stockholders	$2,020	$3,099	$5,119	$7,398	$166	$7,564
As a % of sales	1.4%		3.4%	8.1%		8.3%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175		2,175	2,175		2,175
Class B common shares - basic and diluted	9,703		9,703	9,295		9,295

Net earnings per common share:
Class A common shares - basic and diluted	$0.16	$0.25	$0.41	$0.61	$0.02	$0.63
Class B common shares - basic and diluted	$0.17	$0.27	$0.44	$0.65	$0.02	$0.67

(1) The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) Special items primarily consist of the following expenses and/or income items:

	Three Months Ended December 31, 2014			Three Months Ended December 31, 2013
	Gross	Taxes	Net of taxes	Gross	Taxes	Net of taxes
Restructuring charges	466	163	303	--	--	--
Acquisition related costs	2,083	813	1,270	214	48	166
Step up of inventories, net from acquisitions included in cost of sales	1,309	419	890	--	--	--
Information technology migration costs	1,017	381	636	--	--	--
Total special items	$4,875	$1,776	$3,099	$214	$48	$166

(3) In this press release and supplemental information, we have included several non-GAAP financial measures, including non-GAAP Net Earnings and EPS, Non-GAAP Gross Profit, Non-GAAP Operating Profit. We present results adjusted to exclude the effects of certain specified items ("special items") and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP EPS, Non-GAAP Net Earnings, Non-GAAP Gross Profit, Non-GAAP Operating Profit, to determine performance-based compensation. Management believes that this information may be useful to investors.

Bel Fuse Inc.
Supplementary Information(1)
Consolidated Statements of Operations
(in thousands, except per share amounts) (unaudited)

	Year Ended December 31, 2014			Year Ended December 31, 2013
	As Reported	Special	As Adjusted	As Reported	Special	As Adjusted
	GAAP	Items(2)	Non-GAAP(3)	GAAP	Items(2)	Non-GAAP(3)

Sales	$487,076	--	$487,076	$349,189	--	$349,189
Cost of sales	399,100	(5,948)	393,152	286,888	689	287,577
Gross profit	87,976	5,948	93,924	62,301	(689)	61,612
As a % of sales	18.1%		19.3%	17.8%		17.6%

Selling, general and administrative expenses	72,051	(8,480)	63,571	45,867	(933)	44,934
As a % of sales	14.8%		13.1%	13.1%		12.9%
Restructuring charges	1,832	(1,832)	--	1,387	(1,387)	--
Income from operations	14,093	16,260	30,353	15,047	1,631	16,678
As a % of sales	2.9%		6.2%	4.3%		4.8%

Interest expense	(3,978)	--	(3,978)	(156)	--	(156)
Interest income and other, net	276		276	274	--	274
Earnings before tax provision (benefit)	10,391	16,260	26,651	15,165	1,631	16,796

Income tax provision (benefit)	1,296	5,809	7,105	(743)	688	(55)
Effective tax rate	12.5%		26.7%	-4.9%		-0.3%
Net earnings available to common stockholders	$9,095	$10,451	$19,546	$15,908	$943	$16,851
As a % of sales	1.9%		4.0%	4.6%		4.8%

Weighted average number of shares outstanding:
Class A common shares - basic and diluted	2,175		2,175	2,175		2,175
Class B common shares - basic and diluted	9,491		9,491	9,240		9,240

Net earnings per common share:
Class A common shares - basic and diluted	$0.73	$0.86	$1.59	$1.32	$0.08	$1.40
Class B common shares - basic and diluted	$0.79	$0.91	$1.70	$1.41	$0.08	$1.49

(1) The supplementary information included in this press release for 2014 is preliminary and subject to change prior to the filing of our upcoming Annual Report on Form 10-K with the Securities and Exchange Commission.

(2) Special items primarily consist of the following expenses and/or income items:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Gross	Taxes	Net of taxes	Gross	Taxes	Net of taxes
Restructuring charges	1,832	648	1,184	1,387	427	960
Acquisition related costs	7,463	2,895	4,568	933	138	795
Step up of inventories, net from acquisitions included in cost of sales	5,948	1,885	4,063	--	--	--
Information technology migration costs	1,017	381	636	--	--	--
Storm insurance recovery	--	--	--	(689)	(262)	(427)
Restoration of expired prior year R&E credit	--	--	--	--	385	(385)
Total special items	$16,260	$5,809	$10,451	$1,631	$688	$943

(3) In this press release and supplemental information, we have included several non-GAAP financial measures, including Non-GAAP Net Earnings and EPS, Non-GAAP Gross Profit, Non-GAAP Operating Profit. We present results adjusted to exclude the effects of certain specified items ("special items") and their related tax impact that would otherwise be included under GAAP, to aid in comparisons with other periods. We may use Non-GAAP EPS, Non-GAAP Net Earnings, Non-GAAP Gross Profit, Non-GAAP Operating Profit, to determine performance-based compensation. Management believes that this information may be useful to investors.